Star Gold Receives Technical Report and Resource Estimation for its Longstreet Property

Post Falls, ID – June 07, 2011 – Star Gold Corp. (OTC Markets: SRGZ) is pleased to announce its recently completed Technical Report and Resource Estimation for its Longstreet Property, Nye County, Nevada.  The report is titled Longstreet Project, Nye County, Nevada, Technical Review and Resource Estimate, May 27, 2011. This is the first comprehensive resource estimation completed at the Longstreet property. The report and resource estimate were completed by Paul D. Noland, an independent professional geologist of Elko, Nevada..

Mr. Noland calculated a current “Indicated Resource” at Longstreet of approximately 185,000 ounces of gold equivalent (“AuEq”) at an average grade of 0.053 ounces per ton (oz/ton).  An additional “Inferred Resource” is estimated at approximately 27,000 ounces of AuEq at an average grade of 0.046 oz/ton. Mr. Noland also states “It is the author’s conclusion that the resource stated above has a likelihood of being enhanced by selective angle drilling down dip and along strike of favorable structural zones of mineralization. In addition, other targets already identified on the Longstreet property should be drill evaluated for additional resource.”  More details of the resource are given below.

Gold equivalent for the Longstreet resource was derived from the following formula: AuEq oz/ton = Au oz/ton + (Ag oz/ton)/60. Calculations for both categories of resource utilized a cut-off grade of 0.02 oz/ton AuEq.A summary of the Longstreet resource and contained metals is provided below. Longstreet Resource Summary

Indicated Resource			Contained Metal Content
Tons*	Contained Ounces AuEq **	Weighted Average Grade Opt AuEq	Au Ounces	Ag Ounces
3,497,512	184,751	0.053	129,326	3,325,518
		Avg Grade oz/ton	0.037	0.95

Inferred Resource (Additional to Indicated Resource)			Contained Metal Content
Tons*	Contained Ounces AuEq **	Weighted Average Grade Opt AuEq	Au Ounces	Ag Ounces
589,680	26,880	0.046	18,816	483,840
		Avg Grade oz/ton	0.032	0.83
*Short tons
**AuEq = Au + (Ag/60)

The Longstreet Property is located in northern Nye County approximately 170 miles north-northwest of Las Vegas, Nevada and 25 miles southeast of the Round Mountain mine.  Round Mountain has produced 10 million ounces of gold to date.

The current resource estimate is restricted to the 'Main' zone.  Star Gold consultants have identified at least eight other targets with similar geologic characteristics and anomalous gold values (see Figure 6, Longstreet Target Map on the Star website ).  The additional 8 targets include the southern extension of the Main Zone (i.e. Opal Ridge), Main Northeast, West Main, North, Spire, Red Knob, North Slope and Cyprus. Drilling at Opal Ridge indicates the presence of mineralization adjacent to and similar in nature to the 'Main' zone.  The various Main extensions and the North Slope targets contain areas of minor drilling with intercepts from 6 to 15 meters grading +0.02 opt gold.  Cyprus Ridge, Red Knob and Spire have had little or no drill testing to date.

The Company believes its Longstreet project resembles the Round Mountain gold deposit in numerous ways.  The project area contains brittle tuffaceous units that have been fractured and altered.  Gold is deposited along the fractures and within silica replacing larger faults.  Low grade gold is present as disseminations within veins and close spaced fractures, while high grade gold is present as free gold in fractures and within quartz veinlets.

Lindsay Gorrill, president of Star Gold, stated, “This is a pivotal advancement for Star Gold. This report provides us critical detailed analysis of our Longstreet property and affords us the opportunity to more definitively direct our anticipated upcoming drilling program.   Because the technical review and resource estimate indicates positive potential for our project, we are delighted to have such a potentially significant gold/silver property in our portfolio. We are now positioned to take advantage of the opportunity to develop this property. We look forward to bringing this project to term in the shortest timeframe possible and unearthing the underlying resources this property offers.”

Although the resource estimates completed for the current report are not intended to be 43-101 compliant, the Longstreet 'Indicated' and 'Inferred Resources' stated here are classified according to the following definitions from NI 43-101:

“A Mineral Resource is a concentration or occurrence of natural, solid, inorganic or fossilized organic material in or on the Earth’s crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction. The location, quantity, grade, geological characteristics and continuity of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge.

“An ‘Inferred Mineral Resource’ is that part of a Mineral Resource for which quantity and grade or quality can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity. The estimate is based on limited information and sampling gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes.”

Investor Contact

Gross Capital, Inc.

Barry Gross

361-949-4999

stargold@grosscapital.com

About Star Gold Corp.

Star Gold Corp. is a gold exploration company with the purpose of acquiring, evaluating and developing gold projects of merit with a focus on the United States, Canada and Mexico. At present, Star Gold is focused on the exploration and development of its Excalibur Project and Longstreet Project, in Nevada, USA. For more information please visit .

Disclaimer

Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as "anticipate," "believe," "expect," "future," "may," "will," "would," "should," "plan," "projected," "intend," and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Star Gold Corp (the Company) to be materially different from those expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to the Company's ability to: (i) obtain sufficient capital or a strategic business arrangement to fund its expansion plans; (ii) build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov under "Search for Company Filings."